Exhibit 99.1


                              FOR IMMEDIATE RELEASE

                            COLUMBIA, SOUTH CAROLINA
                                 MARCH 13, 2000

             SAFETY-KLEEN REPORTS CONTINUING INTERNAL INVESTIGATION;
                  WITHDRAWAL OF PRICEWATERHOUSECOOPERS REPORTS;
                    NEED FOR CASH TO FUND CURRENT OPERATIONS;
                              AND SEC INVESTIGATION

         Safety-Kleen Corp. (NYSE: SK) announced today that the Company is continuing the previously announced internal investigation of its prior reported financial results and certain of its accounting policies and practices. Preliminary results of such investigation indicate that there have been accounting irregularities that affected the previously reported financial results of the Company since fiscal year 1998. The Company is not able to quantify the effect of such irregularities pending the outcome of the investigation.

         On March 8, 2000, PricewaterhouseCoopers LLP notified the Company by letter that it was withdrawing its previously issued reports on the financial statements of the Company for the years ended August 31, 1999, 1998 and 1997, and stated further that such reports should no longer be relied upon or associated with the Company's financial statements for such years. The Company filed a current report on form 8-K with the SEC regarding this matter on March 10, 2000 and attached the letter as an exhibit to the report. PricewaterhouseCoopers remains the auditor of record and is assisting Arthur Anderson with the investigation and the restatement of the Company's financial statements.

         The Company's interim management has determined that the Company's cash position and cash generated from operations will not be sufficient to fund its current operations without engaging in short-term borrowings or selected asset dispositions. The Company is in default under certain financial covenants contained in its credit agreements and is not able to borrow under those agreements without a waiver of such defaults by the lenders. The Company is currently engaged in negotiations with the lenders and will not be in a position to comment further on such negotiations pending their resolution.

         The Company has been advised by the staff of the Securities and Exchange Commission that a formal investigation of the Company has been initiated. The Company has advised the SEC that it intends to cooperate fully in the investigation.

         This press release contains forward-looking statements. Actual results and events may differ materially from those projected in the forward-looking statements. Many factors could cause actual events and results to differ from those expected, including, but not limited to, the unanticipated loss of key employees, factors that may impede the Company's ability to conclude its previously reported internal investigation satisfactorily and expediently, and factors that may affect the timely implementation of any remedial action.

For further information contact: Grover C. Wrenn, 803-933-4212.